Exhibit 99.1

Contact:

Jeff LeFevre

Investor Relations

801-303-3438

jeff.lefevre@clearone.com

ClearOne to Acquire VCON Video Conferencing

ClearOne Enters Video Conferencing Market with the Acquisition of VCON

SALT LAKE CITY, UTAH (Jan 27, 2012) — ClearOne (NASDAQ: CLRO) today announced the acquisition of Israel-based VCON Video Conferencing, a leader in high-performance, end-to-end, software video conferencing solutions.

ClearOne entered into a definitive agreement to acquire substantially all the assets of VCON. Under the terms of the asset purchase agreement, ClearOne will pay $4.5 million in cash and will not assume any debt or cash. The acquisition is expected to close by the end of this quarter, subject to customary closing conditions, including applicable regulatory and court approvals.

VCON has established a comprehensive portfolio of industry-leading HD videoconferencing solutions comprising feature-rich room systems and desktop video applications, as well as enhanced network management and infrastructure solutions. With the acquisition of VCON, ClearOne will offer a complete suite of audio and video conferencing and collaboration solutions.

VCON brings cutting-edge software-based full HD (1080p) video conferencing technology with H.264 High Profile encoding that reduces bandwidth utilization up to 50 percent. Unique features to VCON software-based video endpoint solutions include:

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Embedded multipoint video conferencing

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Embedded SIP/H.323 bridging interoperability with all leading standards-based hardware and software video conferencing endpoints

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Built-in recording and streaming

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Built-in remote content and data sharing

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Built-in interactive multicast

"The acquisition of VCON will bring us a wealth of knowledge, technology and experience in the growing video conferencing market to complement ClearOne's leadership in audio conferencing," said Zee Hakimoglu, Chairman and CEO of ClearOne.  "VCON's software-based technology opens the gate to multipoint HD video conferencing for a broad spectrum of platforms."

"ClearOne is an ideal match for VCON as it enhances the quality of video conferencing with ClearOne's HDConference™ audio processing technology and products," said Isaac Ben Ezra, CEO of VCON. "Customers, channel partners and end-users will all benefit from the strengths of these two world-class leaders as innovative technologies are brought to market."

About ClearOne

ClearOne is a global solutions company that develops and sells conferencing, multimedia streaming and connectivity systems for unified audio, video, web, and digital signage communication. The reliability, flexibility and performance of its advanced comprehensive solutions enhance the quality of life through better collaboration, education and entertainment. ClearOne products are designed for commercial and residential use, offering unprecedented levels of performance, functionality, simplicity, reliability and scalability. More information about the company can be found at www.clearone.com.

About VCON

Originally established in 1994, VCON was the first company to introduce the world's first video conferencing over IP. After it was acquired by The Emblaze Group in 2005, the company continued to introduce innovative videoconferencing products to the market, including the industry's first multipoint conferencing unit (MCU) with integrated session recording and streaming.

VCON Video Conferencing Ltd., now a privately owned company, offers standards-based systems and infrastructure, which are operated easily and intuitively over a variety of networks. More information about the company can be found online at www.vcon.com.

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